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                                                                    EXHIBIT 99.1

                            FLEMING COMPLETES SALE OF

                 $260 MILLION 10-YEAR SENIOR SUBORDINATED NOTES

DALLAS, TEXAS, APRIL 15, 2002 - Fleming Companies, Inc. (NYSE: FLM) today announced that it has completed the sale of $260 million of Senior Subordinated Notes due May 1, 2012. The notes were sold with a 9-7/8% coupon at a price at issue of 98.436% to yield 10-1/8%. The net proceeds of the offering will be used to redeem Fleming's currently outstanding $250 million 10-1/2% senior subordinated notes due 2004. Fleming issued a formal Notice of Redemption for the 2004 notes today.

The Senior Subordinated Notes will not be, and have not been, registered under the Securities Act of 1933, as amended, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the Senior Subordinated Notes in any state in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Forward-Looking Statements

This release includes forward-looking statements that depend on future events for their accuracy, or rely upon projections and assumptions that may prove to be inaccurate. These forward-looking statements and the company's business and prospects are subject to a number of factors that could cause actual results to differ materially, including: the ability to obtain capital or obtain it on acceptable terms; adverse effects of the changing industry environment and increased competition; adverse effects of Kmart Corporation's recent bankruptcy filing; negative effects of the company's substantial indebtedness and the limitations imposed by restrictive covenants contained in the company's debt instruments; general economic conditions; and disruptions in labor relations with union bargaining units. These and other risk factors are described in the company's Securities and Exchange Commission reports, including but not limited to the 10-K Report for the 2001 fiscal year. The company undertakes no obligation to update forward-looking statements to reflect developments or information obtained after the date of this release.